EX-10.20
          INDEPENDENT SALES & MARKETING CONTRACTOR AGREEMENT


THIS AGREEMENT ("Agreement") is made and effective on June 16, 2001, by and between Platforms Wireless International Corporation, an Oklahoma Corporation ("Company") and Mr. John Shaw ("Independent Sales & Marketing Contractor"). Mr. John Shaw will be referred to as the Representative from this point forward in this document. Both the Company and Mr. John Shaw agree that Mr. Shaw is in fact an Independent Sales & Marketing Contractor. .

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.  Definitions.

As used herein, the following terms shall have the meanings set forth below:

A.  "Products" shall mean the Company products to be sold by
Representative:

The Platforms Airborne Relay Communications It "ARC" System.

B. "Territory" shall mean the following described geographic area and/or particular accounts:

Nonexclusive rights in the United States of America and Mexico; exclusive rights to the ASEAN region {Association of the South East Asian Nations). The ASEAN region is comprised of Brunel Darussaiam, Thailand, Vietnam, Myanmar (Burma), Laos, Cambodia, Indonesia, Malaysia, Singapore, and the Philippines.

Non exclusive rights shall mean Representative has the right to make sales and collect commission on sales Representative makes only, on a split basis with the exclusive representative,

Exclusive rights shall mean Representative shall have the right to collect commissions on all sales made by anyone, and on a split basis on sales made by non- exclusive sales representative.

2.  Appointment.

Company hereby appoints Representative as its Independent Sales & Marketing Contractor for its Products in the Territory described above, and Representative hereby accepts such appointment. Representative's sole authority shall be to solicit orders and recommend business combinations for the Product in the Territory in accordance with the terms of this Agreement. Representative shall not have the authority to make any commitments whatsoever on behalf of Company.

3.  General Duties.

Representative shall use its best efforts to promote the Product and maximize the sale of the Product in the Territory. Representative shall also provide reasonable assistance to Company in promotional activities in the Territory such as trade shows, product presentations, sales calls and other activities of Company with respect to the Product. Representative shall also provide "after sale" support to Product purchasers and generally perform such sales related activities as are reasonable to promote the Products and the goodwill of Company in the Territory. Representative shall report weekly to Company concerning sales of the Products and competitive promotional and pricing activities. Representative will devote the required time and effort to perform his obligations. Representative shall neither advertise the Product outside the Territory nor solicit sales from purchasers located outside the Territory without the prior written authorization of the Company.

4.  Reserved Rights.

Company reserves the right to solicit orders directly from and sell directly to any end users or other retail buyers within the Territory Representative's task is to solicit orders from all potential customers in the Territory.

5.  Conflict of Interest.

Representative warrants to Company that he does not currently represent or promote any lines or products that compete with the Products. During the term of this Agreement, Representative shall not represent, promote or otherwise try to sell any lines or products that, in Company's judgment, complete with the Products covered by this Agreement. Representative shall provide Company with a list of the companies and products that he currently represents and shall notify Company in writing of any new companies and products at such time as his promotion of those new companies and products commence.

6.  Independent Contractor.

Representative is an independent contractor, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise, or (iii) allow Representative to create or assume any obligation on behalf of Company for any purpose whatsoever. Representative is not an employee of Company and is not entitled to any employee benefits. Representative shall be responsible for paying an income taxes and other taxes charged to Representative on amounts earned hereunder. All financial and other obligations associated with Representative's business are the sole responsibility of Representative.

7.  Indemnification.

A. Indemnification by Representative. Representative shall indemnify and hold Company free and harmless from any and all claims, damages or lawsuits (including reasonable attorneys' fees) arising out of negligence or malfeasant acts of Representative, its employees or its agents.

B. Company shall indemnify and hold Representative free and harmless from any and all claims, damages or lawsuits (including reasonable attorneys' fees) arising out of defects in the Products caused by Company or failure of Company to provide any products to a customer, which has properly been ordered through Representative.

8.  Commission.

A. Sole Compensation. Representative's sole compensation under the terms of this Agreement shall be a commission computed as follows: five percent (5%) of net sales, as defined by the American Institute of Certified Public Accountants, for the first ten (10) ARC Systems sold. The commission shall be paid sixty percent (60%) in cash and forty percent (40%) in restricted common stock of the Company valued as if free trading. Further, the stock will be valued at the date of the signing of the contract for the ARC System. The commission for the eleventh system and beyond shall be three percent (3%) of net sales as defined by the American Institute of Certified Public Accountants, payable in the same fashion

The cash commission shall be paid immediately upon receipt of payment from the customer on a pro-rata basis. At the Representative's option any part of the cash commission may be taken in common stock of the Company valued at three (3) shares per dollar. These shares shall be restricted.

B. Base of Commission. The Commission shall apply to an orders solicited by Representative from the Territory where Representative has exclusive rights. A. Commission shall also apply at the rate that would apply to those orders over ten to all order solicited by anyone from the territory which Representative has exclusive rights and the order bas been accepted by Company and for which shipment has occurred. Commissions for orders from non-exclusive Territory shall be negotiated on a sale-by-sale basis. Commissions will be separately negotiated on any equity or debt capital Representative might raise on behalf of the company.

C. Time of Payment.  Shall be as described in Item A above.

D. Commission Charge-Back. Company shall have the right to set forth cash discounts, to make such allowances and adjustments to accept such returns from its customers and to write off as bad debts such overdue customer accounts as it deems advisable. In each such case Company shall charge back to Representative's account any amounts previously paid or credited to him with respect to such cash discounts, allowances, adjustments, returns, or bad debts.

E. Monthly Statements. Company shall submit to Representative monthly statements of commission due and payable to Representative under the terms of this Agreement, with reference to the specific invoices on which the commissions are being paid.

9.  Sale of the Products.

A. Prices and Terms of Sale. Company shall provide Representative with copies of its current price lists, its delivery schedules, and its standard terms and conditions of sale, as established from time to time. Representative shall quote to customers only those authorized prices, delivery schedules, and terms and conditions, and modify, add to or discontinue Products following written notice to Representative. Each order shall be governed by the prices, delivery schedules and terms and conditions in effect at the time the order is accepted, and all quotations by Representatives shall contain a statement to that effect. The Company reserves the right to modify products, product prices, and terms and conditions without notice.

B. Quotations. Representatives shall promptly furnish to Company copies of all quotations submitted to customers. Each quotation shall accurately reflect the terms of this Agreement.

C. Orders. All orders for the Products shall be in writing, and the originals shall be submitted to Company. Company shall promptly furnish to Representative informational copies of all commissionable orders obtained from customers in the Territory.

D. Acceptance. All orders obtained by Representative shall be subject to acceptance by Company at its principal office and all quotations by Representatives shall contain a statement to that effect. Representative shall have no authority to make any acceptance or delivery commitments to customers. Company specifically reserves the right to reject any order or any part thereof for any reason. Company shall send copies to Representative of any written acceptances on commissionable orders.

E. Credit Approval.   Company shall have the sole right of credit
approval or credit refusal for customers in all cases.

F. Invoices. Company shall render all invoices directly to the customers and shall send copies of all commissionable invoices to Representative. Payments shall be made directly to Company.

G. Collection. Full responsibility for collection from customers rests with Company, provided that Representative shall at Company's request assist in such collection efforts.

H. Inquiries from Outside the Territory. Representative shall promptly submit to Company, for Company's attention and handling, the originals of all inquiries received by Representative from customers outside the Territory.

10.  Product Warranty and Product Availability.

A. Product Warranty. Any warranty for the Products shall run directly from Company to the qualified end-user of the Products and pursuant to the warranty the qualified end-user shall return any allegedly defective Products to Company. Representative shall have no authority to accept any returned Products.

B. Product Availability. Under no circumstances shall Company be responsible to Representative or anyone else for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to strike, accident, labor trouble, acts of nature, freight embargo, war, civil disturbance, vendor problems or any cause beyond Company's reasonable control.

11.  Samples and Demonstration Units.

Company is not obligated to provide any free demonstration units or samples of the Product. Representative shall obtain any such samples or demonstrators at Representative's discretion by purchase from the Company.

12.  Additional Responsibilities of Representative.

A. Forecast. Not later than the fifteenth (l5th) day of every month, Representative shall provide company with a ninety (90) day rolling forecast of orders showing each prospective sale by potential customer, Product model, intended close date, and probability of success.

B. Expense of Doing Business. Representative shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

C. Facilities. Representative shall provide itself with, and be solely responsible for, (i) such facilities, employees, and business organization, and (ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as are necessary for the conduct of Representative's business operations in accordance with this Agreement.

D. Promotion of the Products. Representative shall, at its own expense, vigorously promote the sale of and stimulate demand for the Products within the Territory by direct solicitation. In no event shall Representative make any representation, guarantee or warranty concerning the Products except as expressly authorized by Company.

E. Customer Service. Representative shall diligently assist customers' personnel in using the Products and shall perform such additional customer services as good salesmanship requires and as Company may reasonably request.

F. Advising of Changes.  Representative shall promptly advise
Company of (i) any changes in Representative's status, organization, personnel. and similar matters, (ii) any changes in the key personnel, organization, and status of any major customers of Company in the Territory, and (iii) any political, financial, legislative, industrial or other events in the Territory that could affect the mutual business interests of Representative and Company, whether harmful or beneficial.

G. Books and Records. Representative shall maintain and make available to Company accurate books, records, and accounts relating to the business of Representative with respect to the Products. Representative shall also maintain a record of any customer complaints regarding either the Products or Company and immediately forward to Company the information regarding those complaints.

13.  Additional Obligation of Company.

A. Assistance in Promotion. Company shall, at its own expense, promptly provide Representative with marketing and technical information concerning the Products, brochures, instructional material, advertising literature, and other Product data.

B. Assistance in Technical Problems. Company shall, at its own expense, assist Representative and customers of the Products in all ways deemed reasonable by Company in the solution of any technical problems relating to the functioning and use of the Products.

C. New Developments. Company shall inform Representative of new product developments that are competitive with the Products and other market information and competitive information as discovered from time to time.

14.  Trademarks and Tradenames.

A. Use. During the term of this Agreement, Representative shall have the right to indicate to the public that it is an authorized representative of Company's Products and to advertise (within the Territory) such Products under the trademarks, marks, and trade names that Company may adopt from time to time ("Company's Trademarks"). Nothing herein shall grant Representative any right, title, or interest in Company's Trademarks. At no time during or after the term of this Agreement shall Representative challenge or assist others to challenge Company's Trademarks or the registration thereof or attempt to register any trademarks. marks or trade names confusingly similar to those of Company. Company indemnifies its Representative for all use of Company's Trademarks.

B. Approval of Representations. All presentations of Company's Trademarks that Representative intends to use shall first be submitted to Company for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by Company.

15.  Term and Termination.

A. Term. This Agreement shall commence on June 16, 2001 and continue until June 16, 2002. During this twelve (12) month period, if a valid "letter of intent" to purchase an ARC System or a "contract" to purchase an ARC System is received from a customer) that Representative qualifies to receive a commission from, the term of this contract will be extended for one year. Subsequently, unless, on an annual basis, representative generates a minimum of one ARC System sale per calendar quarter, on a cumulated credit basis, the contract will not be further extended.

B. Termination for Cause. If either party defaults in the performance of any material obligation in this Agreement, then the non-defaulting party may give written notice to the defaulting party and if the default is not cured within thirty (30) days following such notice, the Agreement will be terminated.

C. Termination for Insolvency. This Agreement shall terminate, without notice, (i) upon the institution by or against Representative of insolvency, receivership or bankruptcy proceedings or any other proceedings fur the settlement of Representative's debts, (ii) upon Representative's making an assignment for the benefit of creditors, or (iii) upon initiation of dissolution proceedings of the Representative.

D. Additional Commissions. In addition to any commissions already earned by Representative but not yet paid by Company under the terms herein, Company shall pay commissions to Representative on all orders from the Territory (i) that were solicited by Representative, (ii) that were accepted by Company within thirty (30) days after the date of receipt of the order by Company, and (iii) for which Company receives payments within sixty (60) days after the date of termination of this Agreement ("Additional Commissions"). The payment of such Additional Commissions shall only be applicable, however, if Representative has complied in a timely manner with the provisions of subsection E. below. The schedule and basis for Additional Commissions shall be as set forth in Section 8 above. No Additional Commissions shall be earned by Representative or paid by Company until payment for the order on which the Additional Commission is based, is received by Company. Additional Commissions shall be earned pro rata on partial payments received on order solicited by Representative.

E. Return of Materials. All of Company's trademarks, trade names, patents, copyrights, designs, drawings. formulas or other data photographs, demonstrators, literature, and sales aids of every kind shall remain the property of Company. Within ten (10) days after the termination of this Agreement. Representative shall return all such items to company at Representative's expense. Representative shall not make or retain any copies of any confidential items or information that may have been entrusted to it. Effective upon the termination of this Agreement, Representative shall cease to use all trademarks, marks and trade name of Company.

16.  Limitation of Liabilities.

In the event of termination by either party in accordance with any of the provisions of this Agreement neither party shall be liable to the other, because of the termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Company or Representative. Company's sole liability under the terms of this Agreement shall be for any unpaid commissions under Section 8 and
Section 15.

17.  Confidentiality.

Representative acknowledges that by reason of its relationship with the Company hereunder it will have access to certain information and materials concerning Company's business plans, customers, technology, and products which are confidential and of substantial value to Company, which value would be impaired if such information were disclosed to unauthorized third parties. Representative agrees that it shall not use in any way for its own account of the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Company. Company shall advise Representative whether or not it considers any particular information or materials to be confidential. Representative shall not publish any technical description of the Products beyond the description published by Company. In the event of termination of this Agreement, there shall be no use or disclosure by Representative of any confidential information of Company, and Representative shall not manufacture or have manufactured any devices, components or assemblies utilizing Company's patents, inventions, copyrights, know-how or trade secrets.

18.  Governing Law, Arbitration and Legal Fees.

A. This Agreement shall be governed by and construed according to the laws of the State of California.

B. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any dispute that cannot be resolved amicably shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof Any such arbitration shall be conducted in Los Angeles, California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

C. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

19.  Entire Agreement.

This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes any prior discussions or agreements between them. No modification of or to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

20.  Notices.

Any notices required or permitted by this Agreement shall be deemed given if sent by certified mail, postage prepaid, return receipt requested or by recognized overnight delivery service:

If to Company;

Platforms Wireless International Corporation
8939 S. Sepulveda Blvd.
Suite 532
Los Angeles, Ca 90045

If to Sales Representative:

Mr. John Shaw
160 Belair Drive
Mt. Airy, North Carolina 27031

21.  Non-Assignability and Binding Effect.

A mutually agreed consideration for the Company to enter into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Representative under its present ownership, and, accordingly, Representative agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

22.  Severability.

If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in fun force and effect.

23.  Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Platforms International Corporation


By: /s/  William C. Martin
William C. Martin
Chief Executive Officer


/s/  John Shaw
John Shaw